Exhibit 99.1

Atossa Genetics Announces Second Quarter 2018 Financial Results

And Provides Company Update

SEATTLE, August 13, 2018 -- Atossa Genetics Inc. (NASDAQ: ATOS), a clinical-stage biopharmaceutical company developing novel therapeutics and delivery methods to treat breast cancer and other breast conditions, today announced second quarter ended June 30, 2018 financial results and provided an update on recent company developments.

Steve Quay, President and CEO commented, “We have made tremendous progress with our clinical programs. We opened enrollment in two phase 2 clinical studies: one study using our proprietary topical Endoxifen for breast density reduction, and another study using our proprietary oral Endoxifen for reducing breast cancer tumor cell activity in the “window of opportunity” between diagnosis of breast cancer and surgery. We also completed dosing and patient visits in our phase 1 study of topical Endoxifen in men. Our intraductal microcatheter immunoOncology pre-clinical program was launched and we contracted with an additional manufacturer for Endoxifen. We have had a very busy and productive first six months of 2018 as we continue the momentum in the advancement of our clinical programs. We are looking forward to announcing preliminary results from our phase 1 study of topical Endoxifen in men by September 30, 2018,” added Dr. Quay.

Recent Corporate Developments

Atossa’s important recent developments include the following:

●	August 2018 - Contracted with a US-based additional manufacturer of Endoxifen.

●	July 2018 - Announced intraductal microcatheter immunoOncology pre-clinical program.

●	July 2018 - Opened enrollment in phase 2 study of oral Endoxifen to treat breast cancer.

●	June 2018 – Opened phase 2 study of topical Endoxifen to treat mammographic breast density.

●	June 2018 - Completed all dosing and clinical visits in its phase 1 study of topical Endoxifen in men.

●	June 2018 – Appointed two additional prominent industry executives from Pfizer and the Belgium-based Flemish Institute of Biotechnology to strategic advisory board.

●	May 2018 – Announced $13.4 million in gross proceeds from rights offering.

●	May 2018 - Formed strategic advisory board to accelerate growth with prominent former pharmaceutical executives from Pfizer and Boehringer Ingelheim.

●	April 2018 - Received a positive interim safety review on the Phase 1 study of topical Endoxifen in men.

Q2 2018 Financial Results

For the three and six months ended June 30, 2018 and 2017, we had no revenue and no associated cost of revenue.

Total operating expenses were approximately $4.1 million and $6.0 million for the three and six months ended June 30, 2018, respectively, consisting of general and administrative (G&A) expenses of approximately $2.7 million and $4.1 million, respectively; and research and development (R&D) expenses of approximately $1.5 million and $1.9 million, respectively. For the previous year, total operating expenses were approximately $1.9 million and $3.6 million for the three and six months ended June 30, 2017, respectively, consisting of G&A expense of approximately $1.1 million and $2.2 million, respectively, and R&D expenses of $0.8 million and $1.4 million, respectively.

About Atossa Genetics

Atossa Genetics Inc., is a clinical-stage biopharmaceutical company developing novel therapeutics and delivery methods to treat breast cancer and other breast conditions. For more information, please visit www.atossagenetics.com.

Forward-Looking Statements

Forward-looking statements in this press release, which Atossa undertakes no obligation to update, are subject to risks and uncertainties that may cause actual results to differ materially from the anticipated or estimated future results, including the risks and uncertainties associated with any variation between preliminary and final clinical results, actions and inactions by the FDA, the outcome or timing of regulatory approvals needed by Atossa including those needed to commence studies, lower than anticipated rate of patient enrollment, estimated market size of drugs under development, the safety and efficacy of Atossa’s products and services, performance of clinical research organizations and investigators, obstacles resulting from proprietary rights held by others with respect to fulvestrant, such as patent rights, potential market sizes for Atossa’s drugs under development and other risks detailed from time to time in Atossa’s filings with the Securities and Exchange Commission, including without limitation its periodic reports on Form 10-K and 10-Q, each as amended and supplemented from time to time.

Atossa Genetics Company Contact:

Atossa Genetics Inc.

Kyle Guse

CFO and General Counsel

Office: 866 893-4927

kyle.guse@atossagenetics.com

Investor Relations Contact:

Scott Gordon

CorProminence LLC

377 Oak Street

Concourse 2

Garden City, NY 11530

Office: (516) 222-2560

scottg@corprominence.com

Source: Atossa Genetics Inc.

ATOSSA GENETICS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
	2018	2017
Assets
Current assets
Cash and cash equivalents	$15,236,736	$7,217,469
Restricted cash	55,000	55,000
Prepaid expenses	440,389	250,944
Research and development tax rebate receivable	626,011	358,277
Other current assets	50,035	16,344
Total current assets	16,408,171	7,898,034

Furniture and equipment, net	60,926	11,467
Intangible assets, net	59,882	75,686
Other assets	48,867	178,907
Total assets	$16,577,846	$8,164,094

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$191,217	$334,901
Accrued expenses	286,713	90,105
Payroll liabilities	952,657	784,867
Stock-based compensation liability	1,557,163
Other current liabilities	23,331	15,534
Total current liabilities	3,011,081	1,225,407

Commitments and contingencies (note 11)

Stockholders’ equity
Preferred stock - $0.001 par value; 10,000,000 shares authorized, consisting of: Series A convertible preferred stock-$0.001 par value; 4,000 shares authorized, and 0 shares outstanding as of June 30, 2018 and December 31, 2017; Series B convertible preferred stock- $0.001 par value; 25,000 and 0 shares authorized, and 5,802 and 0 shares issued and outstanding, as of June 30, 2018 and December 31, 2017, respectively	6
Additional paid-in capital-Series B convertible preferred stock	5,234,116
Common stock - $0.18 par value; 175,000,000 shares authorized, 4,874,099 and 2,651,952 shares issued and outstanding, as of June 30, 2018 and December 31, 2017, respectively	877,329	477,342
Additional paid-in capital	78,898,602	71,887,674
Accumulated deficit	(71,443,288)	(65,426,329)
Total stockholders’ equity	13,566,765	6,938,687

Total liabilities and stockholders’ equity	$16,577,846	$8,164,094

ATOSSA GENETICS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2018	2017	2018	2017
Operating expenses:
Research and development	$1,467,736	$824,094	$1,938,712	$1,368,396
General and administrative	2,674,920	1,072,169	4,078,385	2,231,458
Total operating expenses	4,142,656	1,896,263	6,017,097	3,599,854
Operating loss	(4,142,656)	(1,896,263)	(6,017,097)	(3,599,854)
Change in fair value of common stock warrants		(152,447)		(152,447)
Warrant financing expense		(192,817)		(192,817)
Other income	79	38	138	75
Loss before income taxes	(4,142,577)	(2,241,489)	(6,016,959)	(3,945,043)
Income taxes
Net loss	$(4,142,577)	$(2,241,489)	$(6,016,959)	$(3,945,043)
Deemed dividends attributable to preferred stock	(4,782,100)	(2,568,132)	(4,782,100)	(2,568,132)
Net loss applicable to common stockholders	$(8,924,677)	$(4,809,621)	$(10,799,059)	$(6,513,175)
Loss per common share - basic and diluted	$(2.90)	$(7.72)	$(3.77)	$(13.85)
Weighted average shares outstanding, basic and diluted	3,073,803	623,004	2,864,033	470,139